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                                                                    EXHIBIT 8.2

[SULLIVAN & CROMWELL LETTERHEAD]



                                       June 12, 1998


Ford Motor Credit Company,
  The American Road,
    Dearborn, Michigan  48121

Ladies and Gentlemen:

       As special tax counsel to Ford Motor Credit Company (the "Company") in connection with the issuance by the Company of DM2,000,000,000 aggregate principal amount of its 5 1/4% Notes due June 16, 2008, we hereby confirm to you our opinion as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated June 8, 1998 for the Notes.

       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K and the reference to us under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,



                                  /s/ Sullivan & Cromwell